SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

     INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. 1)*


              Terrestar Corporation (formerly Motient Corporation)
                                (Name of Issuer)

                         Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    881451108
                                 (CUSIP Number)

                                   December 31, 2007
               (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Intrepid Capital Fund (QP), L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,912,737
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,912,737
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             1,912,737
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY
          AMOUNT IN ROW (9)
             2.19%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
             PN
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Intrepid Capital Fund (Offshore) Ltd.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,145,824
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,145,824
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    1,145,824
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.31%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                    CO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Intrepid Enhanced Alpha Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,990,539
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,990,539
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,990,539
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    2.28%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                    CO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Bluenose Capital Fund (QP), L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    352,394
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    352,394
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    352,394
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.40%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                    PN
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Bluenose Capital Fund (Offshore) Ltd.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    412,351
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    412,351
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    412,351
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------

    (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.47%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                    CO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Intrepid Capital Advisors, LLC
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY
-----------------------------------------------------------------------------

     (4)       CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,265,131
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,265,131
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    2,265,131
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    2.59%
-----------------------------------------------------------------------------
    (12)       TYPE OF REPORTING PERSON OO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Intrepid Fund Management, LLC
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY
-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,548,714
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,548,714
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    3,548,714
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                    4.06%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                    OO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Steven Shapiro
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY
-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,813,845
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,813,845
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    5,813,845
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                    6.65%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
                    IN
-----------------------------------------------------------------------------

This statement is filed with respect to the common stock ("Common Stock") of Terrestar Corporation (the "Issuer") beneficially owned by the Reporting Persons identified below as of February 11, 2008, and amends and supplements the
Schedule 13G originally filed by the Reporting Persons on June 21, 2007 (collectively, the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.

The  names  of  the  persons   filing  this   statement   on  Schedule  13G  are
(collectively, the "Reporting Persons"): Intrepid Capital Fund (QP), L.P. ("QP"), Intrepid Capital Fund (Offshore) Ltd. ("Offshore"), Intrepid Enhanced Alpha Master Fund, Ltd. ("Enhanced"), Bluenose Capital Fund (QP), L.P. ("BN"), Bluenose Capital Fund (Offshore) Ltd. ("BN Offshore"), Intrepid Capital Advisors, LLC ("ICA"), Intrepid Fund Management, LLC ("IFM") and Steven Shapiro ("Shapiro").


ITEM 1(a).  NAME OF ISSUER:

               Terrestar Corporation (f/k/a Motient Corporation)


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
               Common Stock, $.01 par value


ITEM 2(e).  CUSIP NUMBER:
               881451108


ITEM 4.     OWNERSHIP.
     A.  QP
         (a) Amount beneficially owned: 1,912,737
         (b) Percent of class:  2.19%
             (All percentages herein are based on 87,425,933 shares of Common Stock reported to be outstanding as of November 2, 2007, as reflected in the Issuer's report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer on November 9, 2007.
         (c) Number of shares as to which such person has:
              (i) sole power to vote or to direct the vote
                  0
             (ii) shared power to vote or to direct the vote
                  1,912,737
            (iii) sole power to dispose or to direct the disposition
                  0
             (iv) shared power to dispose or to direct the disposition
                  1,912,737
             QP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Securities Exchange Act of 1934 (the "Act"), ICA may be deemed to own beneficially the shares owned by QP, and therefore may be deemed to share the power to vote or dispose of the shares owned by QP.

     B.  Offshore
         (a) Amount beneficially owned: 1,145,824
         (b) Percent of class:  1.31%
         (c) Number of shares as to which such person has:
              (i)   sole power to vote or to direct the vote
                    0
             (ii)   shared power to vote or to direct the vote
                    1,145,824
            (iii)   sole power to dispose or to direct the disposition
                    0
             (iv)   shared power to dispose or to direct the disposition
                    1,145,824
             Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, IFM may be deemed to own beneficially the shares owned by Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by Offshore.

     C.  Enhanced
         (a) Amount beneficially owned: 1,990,539
         (b) Percent of class:  2.28%
         (c) Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote
                     0
              (ii)   shared power to vote or to direct the vote
                     1,990,539
             (iii)   sole power to dispose or to direct the disposition
                     0
              (iv)   shared power to dispose or to direct the disposition
                     1,990,539
             Enhanced has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, IFM may be deemed to own beneficially the shares owned by Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by Offshore.

     D. BN
        (a) Amount beneficially owned: 352,394 (b) Percent of class: .40%
        (c) Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote
                     0
              (ii)   shared power to vote or to direct the vote
                     352,394
             (iii)   sole power to dispose or to direct the disposition
                     0
              (iv)   shared power to dispose or to direct the disposition
                     352,394

             BN has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, ICA may be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

     E. BN Offshore
        (a) Amount beneficially owned: 412,351
        (b) Percent of class: .47%
        (c) Number of shares as to which such person has:
              (i) sole power to vote or to direct the vote
                  0
             (ii) shared power to vote or to direct the vote
                  412,351
            (iii) sole power to dispose or to direct the disposition
                  0
             (iv) shared power to dispose or to direct the disposition
                  412,351
             BN Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, IFM may be deemed to own beneficially the shares owned by BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore.

     F. ICA
        (a) Amount beneficially owned: 2,265,131
        (b) Percent of class:  2.59%
        (c) Number of shares as to which such person has:
              (i)  sole power to vote or to direct the vote
                   0
             (ii)  shared power to vote or to direct the vote
                   2,265,131

            (iii)  sole power to dispose or to direct the disposition
                   0
             (iv)  shared power to dispose or to direct the disposition
                   2,265,131
             ICA is the general partner of QP and BN. Thus, ICA has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by QP and BN. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, ICA may be deemed to own beneficially the shares owned by QP and BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by QP and BN.

     G. IFM
        (a) Amount beneficially owned: 3,548,714
        (b) Percent of class:  4.06%
        (c) Number of shares as to which such person has:
              (i)  sole power to vote or to direct the vote
                   0
             (ii)  shared power to vote or to direct the vote
                   3,548,714
            (iii)  sole power to dispose or to direct the disposition
                   0
             (iv)  shared power to dispose or to direct the disposition
                   3,548,714
             IFM is the investment manager of Offshore, Enhanced and BN Offshore. Thus, IFM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Offshore, Enhanced and BN Offshore. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-5 promulgated under the Act, IFM may be deemed to own beneficially the shares owned by Offshore, Enhanced and BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by Offshore, Enhanced and BN Offshore.

     H.  Steven Shapiro
         (a) Amount beneficially owned: 5,813,845
         (b) Percent of class:  6.65%
         (c) Number of shares as to which such person has:
              (i) sole power to vote or to direct the vote
                  0
             (ii) shared power to vote or to direct the vote
                  5,813,845
            (iii) sole power to dispose or to direct the disposition
                  0
             (iv) shared power to dispose or to direct the disposition
                  5,813,845
             Shapiro, as the Manager of ICA and IFM, has the power to dispose of and vote the Common Stock beneficially owned by QP, Offshore, Enhanced, BN and BN Offshore. Shapiro does not own any shares of Common Stock directly. By reason of the provisions of Rule 13d-5 promulgated under the Act, Shapiro may be deemed to beneficially own the shares beneficially owned by QP, Offshore, Enhanced, BN and BN Offshore.

         Collectively, the Reporting Persons beneficially own 5,813,845 shares of Common Stock representing 6.84% of the outstanding shares of Common Stock.


ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008           /s/ Steven Shapiro
                                    ------------------
                                    STEVEN SHAPIRO, individually,
                                    as Manager of Intrepid Capital Advisors,
                                    LLC, the general partner of Intrepid
                                    Capital Fund (QP), L.P., and Bluenose
                                    Capital Fund (QP), L.P., and as Manager
                                    of Intrepid Fund Management, LLC, the
                                    investment manager of Intrepid Capital
                                    Fund (Offshore) Ltd., Intrepid Enhanced
                                    Alpha Master Fund, Ltd., and Bluenose
                                    Capital Fund (Offshore) Ltd.